Exhibit 10.12

GE Capital
Retail Finance
Margaret M Keane
President & CEO
777 Long Ridge Road
Stamford, CT 06902
USA
T +1 203 585 6150
F + 1 203 585 6652

[Date]

FirstName LastName

RE: Retail Finance Transaction Award

Dear FirstName:

As you know, GE Capital is contemplating a potential IPO of GE Capital Retail Bank and GE Capital Retail Finance, Inc. (collectively the “Company”.) This transaction will include an Initial Public Offering (“IPO”), when shares of the new company are offered to the public, and a subsequent Change In Control (“CIC”), at which point GE’s ownership of the new entity will be less than fifty percent (50%). In connection with this transaction, you have been identified as a key employee who we believe is critical to both the IPO and the CIC.

Consequently, we are offering you and other select employees a special Transaction Award (the “Award”), as outlined below. We want to make you this special offer in order to help incent you to remain dedicated to this new venture while, as always, putting forth your best efforts toward a successful transition. This Award is beyond your normal base salary, incentive compensation and benefits.

I. Eligibility Factors:

In order to be eligible for any award, you must:

•	Stay on active payroll in your current role, or another role in the Company if approved by the Company’s Human Resources Leader, and maintain fully satisfactory performance up until the applicable payment dates;

•	Maintain full compliance with the Company’s policies, such as the Employee Innovation and Proprietary Information Agreement, “Integrity: The Spirit and Letter of Our Commitment”, or any other applicable integrity and workplace policies;

•	Agree to abide by the terms of the non-compete/non-solicit provisions set forth below in section IV; and

•	Agree to keep the terms of this letter strictly confidential and not disclose them to any person at any time, other than your spouse, legal or financial advisor(s).

II. Award Payment:

If you satisfy all of the conditions described in Section I, you will be eligible for an Award equal to 100% of your current base salary plus your 2012 Bonus/Incentive Compensation payment (which was paid in February 2013) for a total Award amount of $Amount distributed according to the following schedule:

a.)	50% of the total Award amount (less any amounts required for taxes and other deductions) to be paid within sixty (60) days of the IPO;

b.)	50% of the total Award amount (less any amounts required for taxes and other deductions) to be paid within sixty (60) days of the CIC.

Award payments are not subject to deductions for pension, S&SP or any other employee benefit program.

III. Termination of Employment

If you retire or take a leave of absence of greater than six months before any of the payment dates set forth above, you may receive a pro rata portion of any unpaid Award amounts in an amount and as determined by the Company.

If you are laid off for lack of work before any of the payment dates set forth above, you will receive all unpaid award amounts within sixty (60) days of your separation, contingent upon execution of the Company’s standard form of separation agreement, including a general release of all claims. If you were to pass away prior to receiving any portion of the payments, any unpaid amounts will be awarded within sixty (60) days of notification.

If your employment terminates for any other reason, such as voluntary resignation or termination for “Cause” (as determined by the Company), you will forfeit any unpaid Award amounts.

IV. Non-Compete/Non-Solicit:

In consideration of your eligibility for this Award, you agree that, as allowed by applicable law, while you remain employed by the Company, and for eighteen (18) months thereafter, you will not, without prior written authorization by the Human Resources Leader for the Company, on your own behalf or in connection with any other person, directly or indirectly: (1) solicit or encourage any Company employee to terminate his/her employment relationship or to accept any other employment; (2) hire any person who is, or was, within one year before or after the date of your separation from employment, a Company employee; (3) provide any information regarding a Company employee, including, but not limited to compensation data, performance evaluations, etc., to any person, including, but not limited to recruiters and prospective employers; or (4) solicit, do business with, or interfere in any way with the business relationship between the Company and any of its customers or clients. In addition, you agree that, as allowed by applicable law, if you voluntarily terminate your employment with the Company within twenty four (24) months after the CIC, you will not enter into an employment or contractual relationship, either directly or indirectly, to provide services similar to those you provided to the Company to any competitor of the Company in the US consumer credit industry for eighteen (18) months from your termination of employment.

Last Name_SSO#

V. Other terms:

This Transaction Award is offered only in relation to the currently contemplated IPO, and will not be applicable to any other sales, transfers or dispositions of any or all of the assets of the Company. Your selection for eligibility for this Award does not imply participation in any future programs or plans that the Company may offer and does not change your at will employment status. The Award may be amended or cancelled at any time and will be interpreted at the Company’s discretion. You understand that all terms relating to the Award are contained in this letter.

I ACKNOWLEDGE THAT I UNDERSTAND AND AGREE TO ABIDE BY THIS AGREEMENT AND INTEND TO BE LEGALLY BOUND BY IT.

GE Capital Retail Bank/GE Capital Retail Finance, Inc.		EMPLOYEE

By:
	Margaret Keane	Employee Signature
President & CEO

Date:	Date:

Last Name, First Name

SSO#

Function